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                                                    Exhibit 10.23

                      AMENDED AND RESTATED
                      PARTNERSHIP AGREEMENT
                               OF
              GRAYS FERRY COGENERATION PARTNERSHIP


     This Amended and Restated Partnership Agreement ("Agreement") is executed this 1st day of March, 1996, by and among O'Brien (SCHUYLKILL) COGENERATION, INC., a Delaware corporation, with its principal offices located at 225 South Eighth Street, Philadelphia, Pennsylvania (hereinafter "O'Brien"), ADWIN (SCHUYLKILL) COGENERATION, INC., a Pennsylvania corporation, with its principal offices located at 300 Stevens Drive, Airport Business Center, Lester, Pennsylvania (hereinafter "Adwin"), and TRIGEN-SCHUYLKILL COGENERATION, INC., a Pennsylvania corporation, with its principal offices located at 2600 Christian Street, Philadelphia, Pennsylvania (hereinafter "Trigen"). All three parties are sometimes collectively referred to as "the Partners."

                           BACKGROUND

     A. As of October 28, 1991, O'Brien and Adwin Equipment Company ("AEC"), the parent company of Adwin, formed a general partnership know as the Grays Ferry Cogeneration Partnership (the "Partnership") pursuant to a Partnership Agreement of Grays Ferry Cogeneration Partnership dated as of such date, which agreement was amended by the First Amendment to Partnership Agreement of Grays Ferry Cogeneration Partnership dated as of September 17, 19193, and the Second Amendment to Partnership Agreement of Grays Ferry Cogeneration Partnership, dated September 27, 1994 (collectively the "Partnership Agreement").

     B. AEC has assigned all of its right, title and interest in and to the Partnership to Adwin pursuant to the Third Amendment to Partnership Agreement of Grays Ferry Cogeneration Partnership, dated January 23, 1996, and, simultaneously therewith, Adwin has been admitted to the Partnership as a partner, has assumed the Managing Partner position, and AEC has withdrawn from the Partnership as a Partner.

     C.   O'Brien is a wholly owned subsidiary of O'Brien
Environmental Energy, Inc., which is a corporation involved in the development, ownership, operation, and management of cogeneration facilities which produce steam and electric power for sale to industrial and commercial users and public utilities.

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     D.   Adwin is a wholly owned subsidiary of AEC, which, in
turn, is a wholly owned subsidiary of Eastern Pennsylvania
Development Company, which, in turn, is a wholly-owned subsidiary of PECO Energy Company ("PECO").

     E. Philadelphia United Power Corporation ("PUPCO") has agreed to terminate its option to purchase a one-third interest in the Partnership in consideration of Trigen's purchase of such interest directly from the Partnership.

     F. The terms of the acquisition of the Partnership interest by Trigen are set out in the Acquisition Agreement among Adwin, O'Brien, and Trigen dated March __, 1996 (the "Acquisition
Agreement").

     G. Adwin, O'Brien and Trigen wish to amend and restate the Partnership Agreement in its entirety for the purpose of continuing development of a qualifying cogeneration facility to be located at the Schuylkill Station of the Trigen-Philadelphia Energy Corporation ("TPEC") in Philadelphia, Pennsylvania, and to provide for the ownership, operation and maintenance of said cogeneration facility by the Partnership once completed.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is acknowledged by all parties, Adwin, O'Brien and Trigen, intending to be legally bound, hereby agree as follows:


                    SECTION 1.   DEFINITIONS

     Except as otherwise expressly stated, the singular includes the plural and the plural includes the singular; a reference to any law or rule includes any amendment or modification to such law or rule and all regulations, rulings and other governmental interpretations promulgated thereunder; a reference to any person includes such person's permitted successors and permitted assigns; the words "include," "includes" and "including" are not limiting, and references to any document includes all amendments, modifications and supplements thereto.

     The capitalized terms used in this Agreement shall have the meanings set forth below:

     "Affiliate" means, with respect to any Partner, any other
Person who, directly or indirectly, controls, is controlled by, or is under common control with (including, but not limited to,

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any Person that, directly or indirectly, is a beneficial owner of fifty percent (50%) or more of any class of equity securities of) such Partner.

     "Affiliated Party Decision" is defined in Section 7.03.

     "As Adjusted" means with respect to any dollar amount specified as such in the Agreement, such dollar amount as adjusted for inflation on an annual basis measured by the change in the Consumer Price Index (Philadelphia, for all urban
Consumers) (1982 - 1984 equals 100) since the execution and delivery of this Agreement.

     "Agreement Date" means the date of this Agreement.

     "Capital Account" means the account maintained for each partner pursuant to Section 12.

     "Carrying Value" of any asset means its adjusted basis for federal income tax purposes, except that the initial Carrying Value of any property contributed to the Partnership by a partner shall be its Fair Value at the time of contribution. Carrying Value of assets shall be adjusted to Fair Value at the following times: (I) acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis capital contribution, (ii) disposition by the Partnership of assets to a partner in exchange for more than a de minimis amount of money or Partnership property as consideration for an interest in the Partnership, and (iii) upon liquidation of the Partnership. Carrying Value of an asset shall be reduced for depreciation, amortization, and other cost recovery deductions allowable for federal income tax purposes, but to the extent that the Carrying Value of an asset differs from its adjusted tax basis, such Carrying Value shall be reduced by the same ratio used to compute depreciation of the asset's adjusted basis for tax purposes.

     "Code" means the Internal Revenue Code of  1986, as amended.

     "Credit Agreement" means the Construction and Term Loan
Agreement between the Lenders and the Partnership dated March 1, 1996.

     "Disbursable Assets" means the sum of (a) all Gross Receipts of the Partnership less Operating Expenses plus (b) any other assets of the Partnership that the Partnership determines to be in excess of the current needs of the Partnership.

     "Disinterested Partner"  is defined in Section 7.02.

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     "Electric Contract" means collectively (1) the Agreements
for Purchase of Electric Output (Phase 1) and (Phase 2) dated as of July 8, 1992, between the Partnership and PECO, and (2) the Phase 1 and Phase 2 Contingent Capacity Purchase Addendums, dated as of September 17, 1993, between the Partnership and PECO, as well as the Letter Agreement, dated March 30, 1995, pursuant to which PECO tendered its Activation Notice under Section 3.3 of the Phase 1 and Phase 2 Electric Capacity Contractors, as the foregoing Agreements may be amended, modified, or supplemented from time-to-time.

     "Event of Default" is defined in Section 20.

     "Fair Value" of any property, other than of interests in the Partnership, means the fair market value of such property as determined by the Partners through the same procedure provided for in Section 22.04.

     "FERC" means the Federal Energy Regulatory Commission.

     "Financial Closing Date" means the date on which the Partnership closes on construction financing for the Project.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Gross Receipts" means, collectively, all receipts from operations of the Partnership, receipts from the sale, exchange, transfer, assignment or other disposition of property of the Partnership, proceeds of insurance and receipts from any other source by the Partnership.

     "Lenders" means Chase Manhattan Bank, N.A., and such other participating lenders as are signatories to the Credit Agreement, or participate in any additional financing or re-financing of the Project.

     "Major Decision" has the meaning set forth in Section 7.04.

     "Management Committee" means the committee established pursuant to Section 7.01(b).

     "Managing Partner" means the partner responsible for day-to-day administration of the Partnership's business, as more fully described in Section 6.01.

     "Operating Expenses" means all expenses necessary for the construction, repair, operation, and maintenance of the Project including, without limitation, payments, if any, required to be made to any Affiliate of the Partnership pursuant to the Project

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Documents, debt service, capital expenditures, amounts used for the creation or restoration of reserves, and taxes.

     "Overdue Rate" means the prime rate of the Chase Manhattan
Bank, N.A., as announced from time-to-time, plus three percent.

     "Partner" means each of Adwin, O'Brien and Trigen, as long as it remains a Partner of the Partnership and each other Person or entity who becomes a partner of the partnership pursuant to the terms of this Partnership Agreement.

     "Partnership" means the Grays Ferry Cogeneration
Partnership, the partnership formed by the Partners pursuant to this Agreement.

     "Partner Percentage" means the respective percentage interest of each Partner in the Partnership, initially as set forth in Section 3.01, as such percentage may be adjusted in connection with the assignment, from time-to-time, by a Partner of its interest I the Partnership pursuant to the terms hereof.

     "PECO" means the PECO Energy Company, a Pennsylvania corporation, its successors and permitted assigns.

     "Person" means any individual, corporation, partnership, association, joint stock company, limited liability company, unincorporated organization, or other entity.

     "Project" means the cogeneration facility to be developed, constructed, owned and operated by the Partnership, located at 2600 Christian Street, Philadelphia, Pennsylvania, of at least
150 megawatts of nominal capacity.

     "Project Documents" means the Credit Agreement, all agreements, permit applications, final permits, surety bonds, and other documents material to the development, financing, construction and operation of the Project, including, without limitation, those set out in Exhibit B.

     "Project Equity Contribution" means the amount required by the Lenders for the construction of the Project to be contributed as equity by the Partners to the Partnership.

     "Project Services and Development Agreement" means the Amended and Restated Project Services and Development Agreement, dated as of September 17, 1993, by and between the Partnership and PUPCO, as clarified by the Acquisition Agreement and as further amended, modified or supplemented from time-to-time pursuant to the terms thereof.

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     "PUPCO" means Philadelphia United Power Corporation, a
Delaware Corporation, its successors and permitted assigns.

     "PURPA" means the Public Utility Regulatory Policies Act of
1978, as amended.

     "Steam Venture Agreement" means the Amended and Restated Steam Venture Agreement, dated September 17, 1993, by and among AEC, O'Brien Environmental Energy, Inc., TPEC and PUPCO (which Agreement has been assigned by AEC and O'Brien Environmental Energy, Inc. to the Partnership), as clarified by the Acquisition Agreement and as the same may be further amended, supplemented, and modified from time-to-time pursuant to the terms thereof.

     "TPEC" means Trigen-Philadelphia Energy Corporation, formerly known as Philadelphia Thermal Energy Corporation, its successors and permitted assigns.

     "Turnkey Contractor" means Westinghouse, or such substitute contractor as may be engaged by the Partnership to complete construction of the Project.

     "Unreimbursed Development Costs" means those costs to develop the Project incurred by O'Brien and AEC and/or Adwin, as set out in Exhibit A.

     "Westinghouse" means Westinghouse Electric Corporation, its successors and assigns.

     "Work Product" means all work products produced by, or on behalf of, a Partner prior to the Agreement Date that relate to the development, construction and operation of the Project, including without limitation, engineering drawings and feasibility studies, plans and specifications, construction costs estimates, financial studies, surveys, and governmental approvals and permits.


              SECTION 2.   FORMATION OF PARTNERSHIP

     2.01 Adwin and O'Brien hereby continue the Partnership for the purposes set forth in this Agreement, and Trigen hereby joins the Partnership for said purposes. The Partnership will be governed by the Uniform Partnership Act of the Commonwealth of Pennsylvania ("the Act) as from time-to-time amended.

     2.02 A duly executed application for registration of fictitious name will be filed with the offices of the Secretary of State of Pennsylvania. The Managing Partner shall execute and cause to be filed amended applications for registration of

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fictitious name and shall take any and all other actions as may be necessary or advisable to perfect and maintain the Partnership as qualified to do business in accordance with this Agreement in any state which may be required from time-to-time.

     2.03      The name of the Partnership is Grays Ferry
Cogeneration Partnership.

     2.04 The principal office of the Partnership shall be located at the offices of the Managing Partner.

     2.05 Title to any assets acquired to effectuate or implement the purposes of the Partnership shall be held in the name of the Partnership or at any time, from time-to-time, in the name of a nominee of the Partnership selected by the Managing partner, and approved by the other Partners. The Managing Partner shall obtain such documents as may be necessary to reflect the Partnership's ownership of such assets.


     SECTION 3.   PARTNER PERCENTAGES; CAPITAL CONTRIBUTIONS

     3.01 The Partner Percentage of each Partner is set forth below:

                  Partner           Partner Percentage

                   Adwin                  33 1/3%
                  O'Brien                 33 1/3%
                   Trigen                 33 1/3%

     3.02 Simultaneously with the execution of this Agreement, Adwin and O'Brien shall be deemed to have contributed to the capital of the Partnership the Unreimbursed Development
Costs set out in Exhibit A.

     3.03 Trigen will have no obligation to contribute to development expenses paid prior to the Financial Closing Date. Certain development costs listed in Schedule 3.03 have been incurred, but not paid prior to Financial Closing Date. These will be paid by the Partnership at or after the Financial Closing Date.

     3.04 Each Partner shall contribute Ten Million Dollars ($10,000,000) as its share of the Project Equity Contribution, for a total of Thirty Million Dollars ($30,000,000). Such Project Equity Contributions shall be made after all construction loan proceeds under the Credit Agreement have been utilized, or at such time as is required by the Lenders under the Credit Agreement, and prior to any drawdowns under the subordinated debt

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to be provided by Westinghouse.  On, or prior to, the Financial
Closing Date, each Partner shall post one or more letters of credit, corporate guarantees or other security, in each case acceptable to the Lenders, to secure its obligation under this paragraph.

     3.05 (a) Following completion of the Project and except as provided in subparagraph (b), any subsequent equity contributions shall be subject to the unanimous approval of the Partners, and unless otherwise agreed, shall be in accordance with the Partner Percentage of each Partner.

               (b) In the event that one or more Partners fail to make part or all of any subsequent equity contributions approved pursuant to subparagraph (a) or approved by the Management Committee in order to avoid default under the Project Documents, or which, in the reasonable judgment of the Management Committee, may be necessary to avoid default under such Project Documents, the interest of each such non-contributing Partner shall be subject to the following restrictions until such time as the default is cured:

                    (i)  loss of all voting rights under this
Agreement, and

                    (ii) suspension of all distributions to which such Partner would otherwise be entitled, with the stipulation that such distributions shall be placed in escrow by the Management Committee until such time as the default is either cured or the interest of the non-contributing Partner is purchased pursuant to the procedures set out below.

               (c)  A non-contributing Partner under this Section
3.05 shall have six (6) months from the date the Management Committee sets for payment of the subsequent equity contribution to cure any default. Cure shall consist of payment in full of the subsequent equity contribution required of the Partner plus interest on the unpaid amount at the Default Rate applicable to late payments under the Credit Agreement. If any such Partner has failed to cure the default within said six (6) month period, the remaining Partners shall have the opportunity, pro rata to their respective Partner Percentages, to purchase the Partnership interest of the non-contributing Partner, pursuant to the provisions of Section 22, except that the purchase price shall equal the amount of the subsequent equity contribution which the non-contributing Partner failed to make.

               (d) As a condition to participating in any such buyout, a Partner shall have paid to the Partnership, pro rata to its Partner Percentage, that part of the capital shortfall

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created by the non-contributing Partner either through an
additional equity contribution to the Partnership (which shall be added to the Partner's Capital Account) or, if approved by the Management Committee, and permitted by the Credit Agreement, through a loan to the Partnership. To the extent that a partner fails to pay its pro rata share of the subsequent equity contribution required of the non-contributing Partner, the remaining Partners shall have the opportunity, pro rata to their respective Partner Percentages, to make up the shortfall, and thereby be eligible to participate in the purchase of the non-contributing Partner's interest should a cure not be effected by such non-contributing Partner within the six (6) months set out herein. If none of the Partners make up the shortfall created by the non-contributing Partner, the contributing Partners shall take action as they deem appropriate.

               (e) In addition to its other obligations under subparagraphs (a) and (b) of this Section, each Partner agrees to contribute additional capital to the Partnership pursuant to the provisions of this Section 3.05 to satisfy obligations owed third parties if, as a result of such obligations, the Partnership's liabilities exceed its assets.


                 SECTION 4.   PURPOSE AND POWERS

     4.01 The purpose of the Partnership is to develop, construct, own, maintain, and operate the Project. Unless all of the Partners otherwise agree, the Project shall at all times be a "qualifying cogeneration facility" within the meaning of Section 3(18)(B) of the Federal Power Act, as amended by Section 201 of PURPA and the applicable rules and regulations of FERC.

     4.02      The Partnership shall have the following powers:

               (a) To buy, lease, own or sell any personal or real property useful or necessary for the development, construction and operation of the Project;

               (b)  To borrow money and issue evidences of
indebtedness in furtherance of any or all of the objects of the Partnership's business or for the refinancing of any indebtedness, and to secure the same by mortgage, pledge or other liens on any or all of the Partnership's property;

               (c)  To enter into, perform and carry out
contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the foregoing purposes;

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               (d)  Negotiate for and conclude agreements  for
the sale, exchange or other disposition of all, or substantially all, of the property of the Partnership;

               (e) Make Permitted Investments of Partnership funds, as such Permitted Investments are defined in the Credit
Agreement;

               (f)  Bring or defend actions at law or in equity;

               (g) Sell, purchase, cancel, or otherwise dispose of, the interest of any Partner in the Partnership in accordance with the terms of this Agreement; and

               (h)  Undertake any other action or thing
reasonably necessary to carry out the purposes set forth in this.

     4.03 Partners may not engage in or possess interests in business ventures of any kind other than in accordance with this Agreement. Affiliates of a Partner may engage in or possess interests in other business ventures of any kind for their own account including, without limitation, owning or participating in or serving as a partner or other owner of other entities that own, either directly or through interests in other Persons, projects similar to, or that compete with, the Project. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in, or to, such other business ventures or to the income or profits derived from Affiliate activities.


            SECTION 5.   DESCRIPTION OF THE PROJECT;
         RELEASE OF CERTAIN PRIOR FINANCIAL COMMITMENTS

     5.01 Initially, the Project will consist of a Westinghouse 501D5A Econopac combustion turbine, a heat recovery steam generator, a condensing-extraction steam turbine which, in combination with the combustion turbine, is expected to be capable of generating 170 MW at 90 degrees Fahrenheit, and an auxiliary boiler whose capacity shall be approximately 730,000 pounds of steam per hour, and shall be capable of burning both No. 2 oil and natural gas.

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        SECTION 6.   MANAGEMENT OF PARTNERSHIP BUSINESS;
                  ROLE OF THE MANAGING PARTNER

     6.01 (a) The day-to-day responsibility to administer the business of the Partnership shall be vested in the Managing Partner, pursuant to guidelines and policies issued by the Management Committee established by Section 7.01(b) herein. The Managing partner shall report on a regular basis to the Management Committee. The intent of the Partners is that policy decisions be referred to the Management Committee by the Managing Partner, but that the Managing partner perform all administrative or ministerial duties of the Partnership within the guidelines and policies approved by the Partnership. Subject to any requirement under Section 7.02 that a Disinterested Partner handle such activities, the Managing Partner shall have the authority and responsibility to undertake the following actions without the need to seek approval from the Management Committee:

                    (i)  prepare for the Partnership an annual
budget for approval by the Partners (to be presented to the Partnership no later than ninety (90) days prior to the beginning of each year), which budget shall include a narrative description of construction, repair, operating and maintenance activities proposed to be undertaken by the Partnership during such year and a description of such other information, plans, agreements and other matters as are necessary to inform the Partners of matters materially relevant to the operation and management of the Partnership and the Project during such year;

                    (ii) recommend staffing and compensation to the Management Committee for consultants, attorneys, accountants and other professionals utilized by the Partnership;

                    (iii)     pursue all permits required for the
development, financing, construction and operation of the Project;

                    (iv) except as specifically provided herein with respect to transactions with Affiliates, negotiate and administer the Partnership's obligations under the Project
Documents;

                    (v)  provide the other Partners with copies
of new Project Documents promptly after each has been executed by the Partnership;

                    (vi) promptly notify the other Partners of any material impediments to the expected completion of

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construction of the Project within the proposed capital budget which is attached hereto as Schedule 6.01;

                    (vii)     monthly notify the Partnership of
any anticipated deviations of five percent (5%) or more from any line item of the annual approved budget;

                    (viii)    invest and re-invest the funds of
the Partnership in accordance with Section 4.02(e);

                    (ix) execute and deliver in accordance with the terms of this Agreement, on behalf of the Partnership, construction contracts, instruments for the transfer of real property, loan agreements, any and all instruments and documents which shall be required by the Lenders, or any other document or instrument in any way related thereto or necessary or appropriate in connection therewith;

                    (x)  provide all required risk management
services, including development of an indemnity program and maintenance of adequate insurance to insure compliance by the Partnership with the Project Documents;

                    (xi) provide administration of the
Partnership including, without limitation, its accounting requirements, and administration for the Project while under construction and, after completion, for its operation;

                    (xii)     handle all public relations
matters; and

                    (xiii)    handle all environmental,
regulatory and contractual reporting requirements.

               (b) Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the Managing Partner as to the identity of any Partner; the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Partnership or which are in any other manner germane to the affairs of the Partnership; the Persons who are authorized to execute and deliver any instrument or document of the Partnership; and any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership; subject in each case to any requirements under
Section 7.02 that a Disinterested partner handle such activity.

               (c) Subject to the Managing Partner's compliance with Sections 7 and 17 herein, the signature of the Managing Partner shall be sufficient to convey title to any assets or property owned by the Partnership, or to lease, mortgage, lien or

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encumber the same, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the Managing Partner shall be sufficient to execute any "statement of partnership' or other documents necessary to effectuate this or any other provision of this Agreement or to satisfy any requirement of the Act or of other applicable law.

               (d) The Managing Partner may not, except with approval of the Partnership under Section 7.04:

                    (i)  Knowingly take any action in
contravention of this Agreement;

                    (ii) Deal with or assign rights in any
Partnership property for other than Partnership purposes;

                    (iii)     Confess judgment against the
Partnership or make an assignment for the benefit of creditors;

                    (iv) Take any action which would make it impossible to carry on the business of the Partnership; or

                    (v)  Cause the Partnership to cease to be a
partnership for any reason, including federal income tax purposes.

     6.02 Adwin shall serve as the Managing Partner until the Financial Closing Date, at which time, it shall automatically be replaced by O'Brien. O'Brien shall serve as the Managing Partner until care, custody and control of the Project is turned over to the Partnership by the turnkey Contractor, (or at such earlier time as the Management Committee determines is necessary to avoid ownership problems under PURPA), at which point O'Brien will automatically be replaced by Trigen as the Managing Partner until it resigns or is replaced pursuant to Section 6.03, or until it ceases to be a Partner.

     6.03 If an Event of Default by the Managing partner occurs, the non-Managing Partners may elect to remove the Managing Partner by serving notice of the election on the Managing Partner. If, at the time of removal, there is only one other Partner, such Partner will become the Managing Partner. If there is more than one non-Managing Partner, the non-Managing Partners shall jointly agree on a substitute Managing partner. The substituted Managing Partner shall be formally designated by an amendment to this Agreement signed by all the non-Managing Partners.

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     6.04      Notwithstanding any other provision of this
Agreement, no Partner shall become Managing partner or remain in such position if fulfillment of such responsibilities will jeopardize the Project's qualifying facility status under PURPA.

     6.05 Any Partner (including the Managing Partner) may appoint, employ, or contract with any Person to assist it in fulfilling its duties hereunder, but may not delegate its powers, rights or obligations hereunder to such Person, and only so long as any such appointment, employment, contract, or other dealing is at no cost to the other Partners or to the Partnership.

     6.06 Each Partner hereby makes, constitutes, and appoints the Managing Partner its true and lawful attorney-in-fact for the express purposes contained in this Section 6.06 (and no others) and authorizes it to act in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (i) all amended name certificates to be filed by the Partnership under the laws of any jurisdiction in which the Partnership is doing business;
(ii) any amendments and the instruments described in clause (i), as now or hereafter amended, which are required to admit any substituted Partner in accordance with the terms of this Agreement; and (iii) all certificates of cancellation and other instruments which shall be required by applicable law to effect the dissolution and termination of the Partnership; provided that any such actions are taken in accordance with the terms and provisions of this Agreement. The power of attorney granted herein may be exercised by any such attorney-in-fact by listing the Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Partners.

     6.07 To reimburse the Managing Partner for all of its internal costs incurred in performing its responsibilities hereunder, the Partnership shall provide the Managing Partner with an annual fee of One Hundred fifty Thousand Dollars ($150,000), As Adjusted, which fee shall be pro-rated on a monthly basis for any periods less than a year during which a Partner serves as Managing Partner. Third party expenses, including legal and accounting costs, shall be payable by the Partnership, consistent with the annual budget approved by the Partners.


    SECTION 7.   PARTNERSHIP DECISION MAKING; MAJOR DECISIONS

     7.01 (a) For those decisions requiring a vote of the Partners (i.e., those decisions for which the Managing Partner does not have sole authority under paragraph 6.01), the Partners

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shall have a vote equal to their respective Partner Percentage.
The Partnership shall execute its decision making through a Management Committee, established pursuant to sub-paragraph (b) below.

               (b) The Management Committee shall consist of one non-voting General Manager appointed by the Managing Partner, and one voting member from each of Adwin, O'Brien and Trigen. The Management Committee shall be chaired by the General Manager, and shall meet quarterly at the offices of the Managing Partner, or at such other location as may be mutually agreeable. The agenda for each meeting of the Management Committee will consist of an Operations Report (which shall address Project availability, efficiency, net projection, equipment runtime, PURPA calculations, equipment condition, permit compliance, and explanation of any downtime), a Financial Report (which shall address net income, balance sheet, available cash, deviations from approved budgets, loan balances, and recommendations for distributions), a Third Party Relationships Report (which shall address relations with lenders, customers, contractors/vendors, permitting and regulatory bodies, neighbors and the press), and a Major Decision Report, with recommendations on Major Decisions to be made. Minutes of the meetings of the Management Committee shall be maintained by the General Manager and a copy served on each Partner within five (5) business days after any meeting of the Committee. The General Manager shall ensure that (1) unaudited annual financial statements are ready for review and approval by the end of February of each year and that audited financial statements are ready for approval by the end of March of each year, (2) annual tax returns are ready for review and approval by April 1 of each year, and (3) annual staffing plans and proposed annual budgets are ready for review by October 1 of each year. To the extent possible, the Management Committee will seek to make "Major Decisions" (as defined in Section 7.04) by consensus. In the absence of a consensus, the provisions of
Section 7 shall control.

               (c) Special meetings of the Management Committee may be called by Partners holding at least thirty-three and one-third percent (33 1/3%) of the voting interests in the Partnership upon reasonable written or telephonic notice to the other Partners. Meeting of the Management Committee shall be authorized if a quorum representing fifty0one percent (51%) or more of the voting interests in the Partnership is represented either in person or by proxy. Any meeting of the Management Committee may be held by conference telephone or similar telecommunications arrangement whereby all Partners in attendance may hear one another. Any action that may betaken at a meeting of the Partners may be taken, without a meeting, by the unanimous written consent of those Partners holding voting interests sufficient to approve such action pursuant to the terms of this Agreement.

     7.02 To avoid the appearance of any conflict of interest, the Management Committee shall assign primary responsibility for the negotiation and monitoring of any agreements, or amendments thereto, between the Partnership and a Partner (or an Affiliate thereof) to a Disinterested Partner unless there is no Disinterested Partner. For purposes of this Agreement, a "Disinterested partner" as to a particular decision is one which neither (1) is a contracting party or an Affiliate of such contracting party with respect to said decisions, nor (2) has a financial interest in the agreement that is the subject of the decision which is materially different from the financial interest of the remaining partners or the Partnership, due to a separate agreement with the contracting party or its Affiliate. The Disinterested Partner shall have no authority to make final decisions with respect to said agreements, but shall have the primary responsibility for negotiating or monitoring the terms of such agreements or amendments, subject to approval by the Partnership, as set out in Sections 7.03 and 7.04. If the Managing Partner is not a Disinterested Partner and is, therefore, not assigned to any such negotiation or monitoring responsibility, it shall nevertheless assist and consult with the assigned Disinterested Partner, including attendance at negotiation sessions, if requested.

     7.03 With the exception of those decisions set out in Sections 7.04, any decisions which is supported by fifty-one percent (51%) or more of the voting interests of the Partners shall be deemed to be a decision or act of the Partnership. Unless there is no Disinterested Partner, and notwithstanding any provisions herein to the contrary, the vote of a majority of the voting interests held by the Disinterested Partners (or the unanimous consent of the voting interests held by the Disinterested Partners for decisions covered by Section 7.04) shall be required for those actions of the Partnership which specially affect the interests of one Partner, either because such Partner or an Affiliate thereof has a separate contract with the Partnership involving such decision or has a financial interest in the decision which is materially different from the financial interests of the remaining Partners or the Partnership, due to a separate agreement with the contracting party or its Affiliate (such a decision is hereinafter referred to as "Affiliated party Decision"). Without limiting the foregoing, an Affiliated party Decision shall include waivers, elections, default notices and the initiation of enforcement actions under, and the execution, modification, or termination or, contracts between the Partnership and a Partner or Affiliate of such Partner.

     7.04 Any of the actions specified below (each, a "Major Decision") may be taken only if agreed upon by a unanimous vote of the Disinterested Partners with respect to any such decision if such decision involves an "Affiliated party Decision"; otherwise, the unanimous vote of all partners shall be required. The following actions shall be covered by this paragraph:

               (a) Any action which would change or materially or adversely affect the purpose or business of the Partnership as specified in Section 4;

               (b) Any issuance of additional interests in the Partnership or the admission of any Person as a Partner;

               (c) Any material modification to the Project Documents, including any modification which involves an expenditure or incurrence of liability, or a potential liability, on the part of the Partnership in excess of an annual aggregate total of Two Hundred Thousand Dollars ($20,000), As Adjusted;

               (d)  Any execution by the Partnership of any
unbudgeted agreement with a term greater than one year or involving the expenditure or incurrence of liability, or a potential liability, in excess of One Hundred Thousand Dollars ($100,000), As Adjusted, in the aggregate;

               (e) Any sale, assignment, or grant of mortgage or other encumbrance involving all or substantially all of the assets of the Partnership; provided, however, that this clause shall not apply to the leasing or installment purchase of office and related equipment and vehicles;

               (f) The incurring of unbudgeted indebtedness, or a potential indebtedness, by the Partnership in excess of One
Hundred Thousand Dollars ($100,000), As Adjusted, per occurrence or Five Hundred Thousand ($500,000), As Adjusted, in the aggregate on an annual basis;

               (g)  The determination of compensation for
professionals and consultants retained by the Partnership;

               (h) Any material modifications to an insurance and indemnity program for the Partnership, including any modification which involves an expenditure or the incurrence of liability, or a potential liability, in excess of Two Hundred Thousand Dollars ($200,000), As Adjusted, in the aggregate;

               (i) Approval of the annual operating budget for any calendar year and approval of any action or actions, which in the aggregate result is an increase than five percent (5%) in the expenditures or a decrease of greater than five percent (5%) in the revenues of or to the Partnership as set forth in the approved annual operating budget;

               (j) The dissolution of the Partnership, except under Section 21.01(iv);

               (k) Disposition of assets of the Partnership upon dissolution or termination of the Partnership;

               (l) The distribution of cash or other assets to the Partners, the establishment of any reserves not required by the Lenders or the determination of Disbursable Assets;

               (m)  The merger or consolidation of the
Partnership  with or into any Person; and

               (n)  The decisions identified in Section 6.01(d).

     7.05 Whenever any Partner is requested to evidence its approval of or agreement to any decision or action of any nature whatsoever that requires consent of the Partners, the Partner to whom such request has been made shall respond to such request with reasonable promptness. Commensurate with the nature of the approval, action or agreement being sought, the partner to whom the request is made shall advise the requesting Partner(s) of its approval or its reasons for withholding the same. If the request for approval, agreement or other action is in writing, the response must also be in writing.


                 SECTION 8.   TERM; TERMINATION

     8.01 The Partnership shall continue in existence until the first to occur of the following events: (a) the date determined by unanimous decision of the Partners to dissolve the Partnership; (b) the sale of all or substantially all of the assets of the Partnership; (c) the withdrawal by any Partner resulting in less than two remaining Partners, unless, if there is a sole remaining Partner, a second Partner is admitted within the time required by applicable law; (d) the occurrence of an event specified under applicable law resulting in a dissolution of the Partnership unless, pursuant to applicable law, the Partners elect to continue the business of the Partnership; (e) December 31, k2035; or (f) the dissolution of the Partnership due to an Event of Default or otherwise in accordance with this Agreement.

     8.02 Upon termination of this Agreement, none of the Partners shall have any further liability to each other, except any liability which expressly survives pursuant to Section 30.02 of this Agreement.


                 SECTION 9.   SCOPE OF AUTHORITY

     9.01 Except as otherwise expressly provided in this Agreement, no Partner shall have any authority to bind or act for, or in the name of, or assume any obligations or responsibilities on behalf of, the other Partners or the Partnership. Neither the Partnership nor any Partner shall be responsible or liable for any indebtedness of a Partner, whether incurred or arising before or after the execution of this Agreement, except those responsibilities, liabilities, indebtedness or obligations expressly assumed by such Partner or the Partnership in writing. This Agreement shall not be deemed to create a general partnership among the Partners with respect to any activities whatsoever, other than activities within the scope and purpose of the Partnership.


                  SECTION 10.   INDEMNIFICATION

     10.01 Each Partner hereby indemnifies and holds harmless the partnership as well as the other Partners(s) and their or its Affiliates, officers, directors, employees and agents from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including but not limited to reasonable attorneys' fees) arising directly or indirectly, in whole or in part, out of any breach of the provisions of this Agreement by such Partner or its Affiliate, director, officer, employee or agent.

     10.02 Except as provided in non-waivable provisions of applicable law:

               (a)  The Partnership hereby indemnifies each
Partner (and its officers, directors, employees and agents) from and against any liability resulting from any act omitted or performed by such Partner (or its officer, director, employee or agent) in good faith on behalf of the Partnership and in a manner reasonably believed by such Partner (or its officer, director, employee, or agent) to be within the scope of the authority conferred upon such Partner by this Agreement and in the best interests of the Partnership.

               (b)  No Partner (and no officer, director,
employee or agent of a Partner) shall be liable, responsible or accountable, in damages or otherwise, to the Partnership or the partners for or as a result of any act, omission or error in judgment which was taken, omitted or made by it in good faith on behalf of the Partnership and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership. A Partner may consult with such legal or other professional counsel as it may select. Any action taken or omitted by it in good faith reliance on, and in accordance with, the opinion or advice of such counsel shall afford full protection and justification to it with respect to the action taken or omitted.

               (c) The Partnership may reimburse a partner for all expenses, including reasonable legal fees, and losses in connection with any suit or action involving Partnership business (but no in connection with any action brought by one Partner against another). Any such indemnification and advancement of expenses agreed to by the Partnership shall not be exclusive of any other right available to the Partners, unless otherwise provided in extending the offer thereof. The Partnership shall purchase and maintain insurance on behalf of the Partners against liability.


             SECTION 11.   LIMITATION OF LIABILITIES

     11.01 No Partner, except as provided in Section 3.05, shall be liable to any third Person for losses, liabilities or obligations of the Partnership (except as otherwise expressly agreed to in writing by such Partner) unless the assets of the Partnership shall first have been exhausted.

     11.02 Unless otherwise decided by the Partnership, the Partnership shall not enter into any contract, lease, sublease, note, deed of trust, or other agreement unless there is contained in such instrument an appropriate provision which (a) limits the claims of all parties to, and beneficiaries under, such instrument to the assets of the Partnership and (b) expressly waives any rights of such parties and other beneficiaries to proceed against the Partners individually. To the extent the Partnership has entered into any contract, lease, sublease, note or other agreement in violation of this requirement prior to the date of this Agreement, the Partners hereby waive any violation of the provisions of this Section.

     11.03 Unless due to a Partner's willful misconduct, gross negligence, actions taken in bad faith, or actions taken by a Partner for which there was no basis for the Partner to form a reasonable belief that such actions were in compliance with the Affiliated Party Decision requirements of Section 7.03, in no event shall any Partner be liable to any other Partner for indirect, incidental, special or consequential damages including, but not limited to loss of revenue, loss of profit, cost of capital, or loss of opportunity, regardless of whether such liability arises out of contract, tort (including negligence), strict liability, or otherwise.


                 SECTION 12.   CAPITAL ACCOUNTS

     12.01 A separate "Capital Account" shall be maintained for each Partner in accordance with applicable United States Treasury regulations. Upon execution of this Agreement, the Capital Accounts of Adwin and O'Brien shall consist of the Unreimbursed Development Costs set out in Exhibit A plus their respective shares of the Project Equity Contribution set out in
Section 3.03. The Capital Account of Trigen shall consist of its share of the Project Equity Contribution. The resulting initial Capital Accounts of the Partners are set out in Exhibit A. Following execution of this Agreement, the Capital Account of each Partner shall be:

               (a) increased by (i) the amount of cash and Fair Value of any property (net of liabilities assumed by the Partnership and liabilities to which the property is subject) contributed by such Partner to the Partnership pursuant to this Agreement; (ii) the items of income and gain allocated to such Partner in accordance with Section 13.01; and (iii) any positive adjustment to such Capital Account by reason of an adjustment to the Carrying Value of Partnership Assets;

               (b) decreased by (i) the amount of case and Fair Value of any property (net of liabilities assumed by the Partner and liabilities to which the property is subject) distributed to such Partner by the Partnership pursuant to this Agreement; (ii) the items of loss and deduction allocated to such Partner in accordance with Section 13.01; and (iii) any negative adjustment to such Capital Account by reason of an adjustment to the Carrying Value of Partnership Assets.

     12.02 Immediately prior to the distribution of any property (other than cash) to a Partner, the Capital Account of each Partner shall be increased or decreased, as the case may be, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not previously been reflected in the Capital Accounts of the Partners) would be allocated among the Partners in accordance with GAAP as if there had been a taxable disposition of such property for its Fair Value.


                    SECTION 13.   ALLOCATION

     13.01          For purposes of making allocations to Capital
Accounts, all items of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their respective Partner Percentages.

     13.02 Any allocation pursuant to Section 13.01 will, however, be subject to any adjustment required to comply with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder including, without limitation, adjustments with respect to any nonrecourse deduction or minimum gain chargeback within the meaning of Treasury regulation Section 1.704-2. Any special allocations of items pursuant to this
Section 13.02 shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of income, gain, loss or deductions pursuant to
Section 13.01 or 13.03 so that the net amount of any items so allocated and all other items allocated to each Partner over the life of the Partnership shall, to the extent possible, be equal to the amount that would have been allocated to each Partner pursuant to Section 13.02 had such special allocation not occurred.

     13.03 For purposes of making allocations for federal, state, and local income tax purposes, all items of income, gain, loss, deduction and credit realized by the Partnership shall, for each fiscal period, be allocated, among the Partners in the same manner as the correlative items of income, gain, loss, deduction and credit were allocated pursuant to Section 13.01.


             SECTION 14.   DISTRIBUTIONS TO PARTNERS

     14.01 Subject to Section 24, and as permitted by the Partnership's Lenders, the Partnership shall distribute its Disbursable Assets, if any, for each fiscal quarter to the Partners simultaneously in accordance with the Partner Percentage of each Partner.


            SECTION 15.   BOOKS, RECORDS AND ACCOUNTS

     15.01 The Partnership shall maintain, at its principal office, full and accurate accounts and financial records which all Partners shall have the right to inspect and examine during reasonable business hours. In addition, each Partner may designate a Person or Persons to inspect, examine and audit such accounts and financial records and to make copies of documents deemed appropriate during regular business hours at such Partner's sole cost and expense. The Managing Partner shall keep or cause such books to be kept and shall fully and accurately enter all transactions of the Partnership in the books. Such books and records of account shall be maintained on the accrual basis and shall be adequate to provide each partner with all financial information that may be needed buy such Partner or any of its Affiliates for purposes of satisfying the financial and tax reporting obligations of such Partner or Affiliate. Such books shall be closed and balanced at the end of each fiscal year. The Managing Partner will furnish financial statements, prepared in accordance with GAAP, to each Partner within thirty
(30) days following the end of each quarter. On or before March 1 of each year, the partnership will furnish each Partner, for the prior calendar year, audited financial statements of the Partnership. At the request of any Partner, the Partnership shall give specific answers to questions upon which information is desired from time-to-time relative to the income, assets, liabilities, contracts, operations, condition of the property, status of any loans and any other data with respect to the Partnership or its property.

     15.02 The Partnership shall engage as independent auditors for the Partnership the firm recommended by the Managing Partner, and approved by the Management Committee. The independent auditors shall at the end of each fiscal year (i) audit the records and accounts of the Partnership and (ii) render their opinion on the statements of financial condition of the Partnership as of the end of each fiscal year and related statements of income and changes in financial condition for each fiscal year.


   SECTION 16.   TAX  RETURNS; TAX ACCOUNTING; TAX  ELECTIONS

     16.01 It is the intention of the parties that the relationship created by this Agreement will, for federal, state, local and foreign purposes, be treated as a partnership. The Partners agree to take all action, including the amendment of this Agreement and the execution of other documents, as may be required to qualify for and receive such tax treatment. Subject to the provisions of Section 16.04, all of the Partnership's elections for federal and state tax purposes, except those specifically reserved by the Code to be made by the individual Partners, shall be determined by the "Tax Matters Partner" (as defined in Section 16.05) and approved by the other Partners. Subject to the provisions of this Section 16.01, the

Partnership's federal and state tax returns of the Partnership shall be reviewed and approved by each Partner. Any Partner who objects to the presentation of any Partnership item on any such return shall so notify the Managing partner in writing within fifteen (15) days after the date on which the income tax return in question was furnished to such Partner by the Partnership's independent auditors. Such notice shall set forth in reasonable detail the nature of, and basis for, each such objection. Copies of such notice shall be provided to the other Partners and to the independent auditors. If the Partners cannot agree upon a mutually satisfactory resolution of any disputed item, any Partner who objects to the majority decision of the Partners shall be entitled to take an inconsistent position with respect to any unresolved items on its own income tax return. In all other respects each partner shall report the results of the operation of the partnership on its own returns in a manner consistent with the manner in which such results were reported by the Partnership.

     16.02 Income tax returns of the Partnership shall be prepared by the independent auditors. Copies of all income tax returns of the Partnership shall be furnished to each of the Partners for review and approval by April 1 of each year for filing such returns, including extensions, if any. If any Partner shall fail to approve any such return, an application for an extension of time to file shall be timely filed. If all Partners fail to approve the return prior to the expiration of the extension period, the Managing Partner shall file the return as approved by a majority-in-interest of the Partners, subject to the provisions of Section 16.01.

     16.03          The fiscal year and the tax year of the
Partnership shall end on December 31 of each year.

     16.04 The Partnership shall, if requested by any Partner, make the election provided under Section 754 of the Code.

     16.05 The Managing Partner is hereby designated as the "Tax Matters Partner," pursuant to Section 6231 of the Code and the applicable regulations thereunder.

     16.06 Prompt notice shall be given to the Partners upon receipt of notice that the Internal Revenue Service or any other taxing authority intends to examine partnership tax returns for any period. The Tax Matters partner shall promptly supply to the other Partners copies of any communications with any taxing authority relating to any audit of any tax returns filed by or on behalf of the Partnership which involve any material issue and shall take such other steps as may be appropriate to keep the other Partners fully informed about the course of the audit and any other administrative or judicial proceeding relating thereto. The Tax Matters partner shall not settle any material claim for additional taxes, interest or penalties, or other adjustments to the Partnership's tax returns without first obtaining the approval of the Management Committee.


                   SECTION 17.   BANK ACCOUNTS

     17.01 Except as otherwise required by the Lenders, all funds shall be deposited in the name of partnership in such account or accounts as shall be designated by the Managing Partner. Except as provided below or as otherwise required by the Partnership's Lenders, all withdrawals therefrom shall be made upon checks signed (i) by the chief executive officer, the chief operations office, or the chief financial officer of the Managing Partner and (ii) by such additional person or persons as shall be designated by the Managing Partner from time-to-time. Any withdrawal in excess of Twenty Thousand Dollars ($20,000) which is out of the ordinary course of business of the Partnership or outside the scope of the approved annual budget, shall be approved in writing by the Managing Partner and at least one other Partner. The Managing Partner shall have no authority to approve withdrawals to itself or its Affiliates that are outside the scope of the approved annual budget, without the approval of the Partnership, which decision shall not be unreasonably delayed.


         SECTION 18.   TRANSFER OF A PARTNER'S INTEREST

     18.01 No Partner may sell, assign or encumber all or any part of its interest in the partnership unless each of the conditions set forth herein are satisfied or waived by consent of the partners; provided, however, that each partner may transfer all or a portion of its interest in the Partnership to an Affiliate without the consent of, but with notice to the other Partner(s); provided, however, that such transfer does not cause the Project to lose its status as a "qualifying cogeneration
facility" under PURPA.   Notwithstanding any other provision of
this agreement, no partner may sell or assign all or any part of its interest in the Partnership if such sale or assignment would result in a total of more than three (3) Partners in the Partnership, unless to remedy a failed capital call under Section 3.05, or to remedy a potential violation of the ownership requirements under PURPA, pursuant to Section 18.02 below.

     18.02 If it is determined that the ownership of interests in the Partnership by any Partner would cause the

Project to cease being a "qualifying cogeneration facility" under PURPA or would cause the Partnership to be regulated pursuant to the Public Utility Holding Company Act, each Partner agrees, consistent with the provisions of the Agreement, to reduce its Partnership Interest, pro rata to its Partner Percentage, to a level which avoids loss of "qualifying facility" status. Each Partner agrees that it will not transfer any interest in the Partnership, the result of which transfer would cause a loss of "qualify facility" status. No transfer shall be allowed or be effective unless an opinion of counsel satisfactory to the Management Committee is obtained stating that such transfer would not (i) cause the Partnership to be classified as an entity other than a partnership for purposes of the Code or to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code, (ii) require registration under the Securities Act of 1933 and would not violate or cause the Partnership to violate any applicable law, and (iii) adversely affect the status of the Project as a qualifying facility under PURPA.

     18.3 As a condition to the transfer of any interest, the transferee shall execute and deliver to each remaining Partner an instrument pursuant to which it agrees to be bound by the terms of this Agreement and such additional instruments and documents as may be reasonably required by the remaining Partners.


             SECTION 19.   FIRST  RIGHT OF PURCHASE

     19.01 If, at any time, any Partner desires to sell all or any portion of its interest (other than a sale by a Partner to any Affiliate), such Partner shall give the other Partners notice of its intention to seek a purchaser for such interest promptly after making the determination to do so. Such Partner, upon securing a bona fide offer to purchase such interest intended to be sold shall give the other Partners notice of (a) the price (which shall be a dollar sum), (b) the identity of the proposed purchaser (if then known to the seller) and (c) all other terms of sale. The Remaining Partners shall have the right pro rata to their Partner Percentage, during the forty-five
(45) day period after the giving of the notice of the proposed sale and its terms to enter into agreement to purchase all of the interest specified in the notice (which price shall be prorated if the Remaining Partners want o purchase only a portion of the interest being offered for sale) and upon the terms set forth in the notice. In the event less than all of the Remaining Partners determine to purchase the interest to be sold within the said forty-five (45) day period, those Remaining Partners who elect to purchase shall have the right within the ten (10) day period to purchase the interest to be sold in the same proportion as the Partner Percentage of each purchasing Remaining Partner bears to the total Partner Percentage of all such purchasing Remaining Partners. If none of the remaining Partners elect to purchase the seller Partner's interest to be sold within the said time periods, the selling Partner shall be free for a period of thirty
(30) days thereafter to sell the interest to be sold to the proposed purchaser on the same terms and conditions contained in the notice to the Remaining Partners of the proposed sale. If the said sale is not effected within the said thirty (30) day period, any subsequent sale must again comply with the requirements of this Section. Settlement under any purchase agreement entered into by one or more of the Remaining Partners pursuant to this Section shall occur within ninety (90) days of the execution of a written purchase agreement.


                 SECTION 20.   EVENTS OF DEFAULT

     20.01 Each of the following shall be considered to be an "Event of Default" by a partner:

               (a) such Partner shall be named a debtor in any petition, whether voluntary or involuntary, in any bankruptcy or insolvency proceeding, whether state or federal, and such petition is not stayed or dismissed within sixty days;

               (b) such Partner shall enter into an assignment for the benefit of creditors;

               (c) such Partner shall have a receiver appointed to administer its interest in the Partnership;

               (d)  such Partner shall have its Partnership
interest seized by a general creditor;

               (e) it shall become unlawful for such Partner to carry on the business of owning an interest in the Partnership;

               (f) Except for a failure to make a capital call pursuant to Section 3.05, such Partner defaults in the performance of, or fails to comply with, any material obligation or agreement set out in this Agreement, and has not cured such default within thirty (30) days after notice from any of the remaining Partners of such default;

               (g) such Partner commits fraud, is convicted of a crime, or violates the Affiliated Party provisions of Section
7.02; or

               (h)  such Partner is either dissolved or
liquidated.

     20.02 Upon the occurrence of an Event of Default, the nondefaulting Partner(s) may, in addition to all other remedies at law or in equity to which such Partner(s) may be entitled, elect to purchase the defaulting Partner's interest in the Partnership pursuant to the provisions of Section 22.


                    SECTION 21.   DISSOLUTION

     21.01 The Partnership shall dissolve upon the first to occur of (i) termination of the Partnership pursuant to
Section 8.01, (ii) such time as the last Project Document expires by its terms and no longer requires, or prospectively could require, administration by the Partnership, (iii) upon the withdrawal of a Partner or upon the occurrence of an Event of Default as to a Partner under Sections 20.01(a), (b), (c), (d), or (e), unless all of the remaining, non-defaulting Partners agree, in writing, to continue the business of the Partnership, or (iv) upon an Event of Default as to Partner under Section 20.01(f) if the non-defaulting Partners elect to dissolve the Partnership.


     SECTION 22.   PURCHASE OF DEFAULTING PARTNER'S INTEREST

     22.01 Upon the occurrence of any Event of Default by any Partner (the "Defaulting Partner"), the other Partner(s) (the "Remaining Partner(s)") shall have the right to acquire the Partnership interest of the Defaulting Partner for cash, in proportion to the respective Partner Percentage of the Remaining Partners, or if only one Partner remains, all of the Defaulting Partner's interest, at a price determined pursuant to the procedure set forth in Section 22.04. If any Remaining Partner should elect not to purchase its pro rata share of the Defaulting Partner's interest, the remaining Partner(s) may purchase the pro rata share of the Defaulting Partner's interest to which the Partner who chooses not to participate in the buy out of the Defaulting Partner's interest would otherwise be entitled. The Remaining Partner(s) may notify the Defaulting Partner at any time within thirty (3) days of their knowledge of an Event of Default of its or their election to institute the procedures set forth in Section 22.04. Upon receipt of notice of the determination of the Net Fair Market Value of the Defaulting Partner's interest, the Remaining Partner(s) may notify the Defaulting Partner of its or their election to purchase the interest of the Defaulting Partner.

     22.02          The closing of any purchase pursuant to this
Section 22 shall take place at the principal office of the Partnership, unless otherwise mutually agreed by the Remaining Partner(s), on a date specified by the Remaining Partner(s) that is not less than ten (10) days following receipt of notice of determination of the Net Fair Market Value of the Defaulting Partner's Partnership interest pursuant to Sections 22.04 or
22.05. Upon closing of such purchase, the Remaining Partner or Partners may elect to offset against the purchase price the amount of any loss, damage or injury, the amount of which has been established by a final nonappealable judgment, suffered by it or incurred as a result of the default of the Defaulting Partner.

     22.03 The right of a single Remaining Partner to elect to acquire the entire interest of the Defaulting Partner as set forth in this Section 22, is independent of the Remaining Partner' s right to elect to dissolve and terminate the Partnership pursuant to Section 21 of this Agreement by sixty
(60) days written notice to the Defaulting Partner.

     22.04 The "Net Fair Market Value" of an interest in the Partnership for purposes of a purchase pursuant to this
Section 22 shall be determined as follows:

               (a) The Partners shall first attempt to agree upon the "Net Fair Market Value" of the Partnership as a whole. The "Net Fair Market Value" of the Partnership shall mean the cash price at which a sophisticated purchaser would purchase, and a sophisticated seller would sell, one hundred percent (100%) of the interests in the Partnership, with neither party being under any compulsion to effect such transaction and with both parties being reasonably informed as to all material facts.

               (b)  In the event the Partners are unable to
mutually agree upon the Net Fair Market Value of the Partnership for purposes of Section 22.04 within thirty (30) days of the date the remaining Partners notify the Defaulting Partner to institute the procedures set forth in Section 22.04, the Partners shall then attempt to agree upon the appointment of two disinterested appraisers who shall be members of the American Institute of Appraisers. If the Partners are unable to agree upon the selection of two appraisers within seventy five days, then each partner shall, within ten (10) days thereafter, select a single appraiser so qualified and such two appraisers shall select a third appraiser so qualified. Each appraiser so selected shall furnish the Partners with a written appraisal within ninety (90) days of the selection, setting forth such appraiser's determination of the Net Fair Market Value of the Partnership. The average of the two closest valuation of such appraisers shall be treated as the Net Fair Market Value of the Partnership, and such amount shall be final and binding on the Partners. The cost of such appraisal shall be an expense of the Defaulting Partner.

               (c) The Net Fair Market Value of the Defaulting Partner's Interest to be purchased pursuant to this Section 22 shall equal the greater of the positive balance, if any, in the defaulting Partner's "Adjusted Capital Account" or $100. For this purpose, the Defaulting Partner's Adjusted Capital Account shall equal such Partner's Capital Account on the date of the valuation of the Net Fair Market Value plus or minus the net gain or loss which would have been credited or debited to such account if: (i) the Partnership's assets had been sold on such date at a price equal to the Net Fair Market Value of the Partnership and
(ii) the net gain or net loss so determined were allocated among the Partners in accordance with the provisions of Section 13.


                    SECTION 23.   WINDING UP

     23.01 Upon dissolution of the Partnership pursuant to Section 21 the Partnership shall immediately commence to wind up its affairs and the Managing Partner shall proceed with reasonable promptness to liquidate the business of the Partnership and take account of the assets and liabilities of the Partnership as promptly as is consistent with obtaining the Fair Value of such assets. During the period of the winding up of the affairs of the Partnership, the rights and obligations of the Partners set forth herein with respect to the management of the Partnership shall continue to act as such subject to Section 7.02, unless Section 6.04 applies.


           SECTION 24.   DISTRIBUTIONS ON TERMINATION

     24.01 The proceeds from a liquidation, together with assets distributed in kind, shall be applied and distributed in the following order:

               (a)  First, to the payment of debts and
liabilities of the third-party creditors of the Partnership, in the order of priority provided by law and to the expenses of liquidation;

               (b) Second, to the establishment of any reserve that the Partnership may deem reasonably necessary for any contingent or unforeseen liabilities of the Partnership or of the Partners arising out of or in connection with the Partnership. Such reserves shall be paid to a trust to be held for the purpose of disbursing such reserves in payment of any contingencies, and, at the expiration of such period as the Partnership shall deem advisable, to distribute the balance thereafter remaining in the manner provided by this Section 25;

               (c) Third, to the payment of any net indemnity obligations owed Trigen by either Adwin and/or O'Brien under
Section 13 of the Acquisition Agreement, subject to the requirement that any such indemnity payments be deducted from the Unreimbursed Development Costs otherwise payable to Adwin and/or O'Brien under subparagraph (d) below;

               (d)  Fourth, to the payment of any Unreimbursed
Development Costs as set out in Exhibit A (as adjusted pursuant to subparagraph (c)), pro rata to the amounts owed to individual
Partners;

               (e) Fifth, to the payment of any indebtedness owed to the Partners by the Partnership, pro rata to the amounts owed to individual Partners;

               (f)  Any balance then remaining shall be
distributed to the Partners (i) to the extent of the positive balances of their Capital Accounts (after adjustments, if any, for payments under (c) and (d) and any net indemnity payments owed Adwin and O'Brien by Trigen pursuant to Section 14 of the Acquisition Agreement, which amounts, if any, shall be deducted from Trigen's Capital Account and credited to Adwin's and O'Brien's Capital Accounts, as the case may be), as determined after taking into account all adjustments to Capital Accounts for the Partnership taxable year during which the liquidation occurs, in the proportion of such positive balances and (ii) any excess over Capital Account balances being distributed according to the Partner Percentage of each Partner, by the end of such taxable year or, if later, within ninety (90) days after the date of such liquidation. For purposes of determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions are treated as realized and recognized immediately before the date of distribution; and

               (g) Every reasonable effort shall be made to dispose of the assets of the Partnership so that all distributions may be made to the Partners in cash. To the extent such assets are not disposed of for cash, they will be offered to each Partner and the Partner offering the highest cash price for such assets shall have the right to purchase them, and the proceeds from such sale(s) distributed to the Partners as otherwise provided herein.

               SECTION 25.   DOCUMENTS AND RECORDS

     25.01 All documents and records of the Partnership including, without limitation, all financial records, vouchers, canceled checks and bank statements shall be delivered to the Managing Partner upon termination of the Partnership. Unless otherwise approved by the Partnership, the Managing partner shall retain such documents and records for a period of not less than seven (7) years and shall make such documents and records available during normal business hours to the other Partners for inspection and copying at the other Partners' cost and expense; provided, however, that if there is an audit or threat of audit, such documents and records shall be retained until the audit is completed and any tax liability finally determined.


        SECTION 26.   COMPLIANCE WITH LEGAL REQUIREMENTS

     26.01 This Agreement, and the obligations and rights of the Partners under this Agreement, shall be construed and applied, so as to be in conformity with all environmental, regulatory and other laws and rules and regulations of governmental bodies applicable to the Partnership, or any Partner, or any Affiliate of a Partner. In the event that this Agreement, or the performance by any party of its obligations hereunder, shall conflict with, or be contrary to, any such law, rule or regulation, the parties agree to negotiate in good faith to amend or modify this Agreement so as to comply with such law, rule or regulation. In furtherance thereof, the Partners acknowledge their intent to have the Project be and remain a "qualifying cogeneration facility" under PURPA. Accordingly and except for the provisions of Section 18.02 as to the transfer of interests in the Partnership to maintain" qualifying cogeneration facility" status, if the operation of any provision in this Agreement results or, with the passage of time, will result in the loss of such "qualifying cogeneration facility" status, the Partners agree to negotiate in good faith to amend or modify this Agreement so as to retain and continue such "qualifying cogeneration facility" status.


              SECTION 27.   RESOLUTION OF DISPUTES

     27.01          In the event of a dispute under this
Agreement involving (1) the legal interpretation of the terms of this Agreement, or (2) an amount of money owed a Partner under this Agreement:

               (a) Each Partner involved in the dispute and/or the Partnership shall appoint a senior manager from its management, or in the case of the Partnership, the Chief Executive Officer of the Managing Partner, or of a Disinterested Partner if required under Section 7.02, who shall meet within ten
(10) days of notice of such a dispute in an effort to resolve the matter.

               (b) If the matter has not been resolved within ten (10) days of the first meeting of the managers, or if the managers fail to meet within ten (10) days, the parties will attempt in good faith to resolve the dispute or claim by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules, before resorting to arbitration. Either party may initiate mediation by filing a submission to mediation with the AAA. The mediation shall be conducted in Philadelphia, Pennsylvania.

               (c) (i) If the matter has not been resolved pursuant to mediation within sixty (60) days of the initiation of mediation, or if either party fails to participate in the mediation, the controversy shall be resolved by binding arbitration under the commercial Arbitration Rules of the American Arbitration Association. Where no disclosed claim or counterclaim exceeds One Million Dollars ($1,000,000), exclusive of interest and arbitration costs, the arbitration shall be heard and determined by one neutral arbitrator. Where any disclosed claim or counterclaim exceeds One Million Dollars ($1,000,000), exclusive of interest and arbitration costs, the arbitration shall be heard and determined by three neutral arbitrators and shall be conducted under the Supplementary Procedures of Large, Complex Disputes then in effect.

                    (ii) Either party may initiate arbitration under this Section 27.01 by filing a demand for arbitration with the AAA or the parties may jointly initiate arbitration by filing a submission to arbitration. The arbitration shall be conducted as a common law arbitration under Pennsylvania law, 42 Pa. Cons. Stat Ann. Section 7341, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrator(s) shall have no authority to award punitive or treble damages. The arbitration process shall be concluded not later than three (3) months after the date that it is initiated and the award of the arbitrator(s) shall be accompanied by a reasoned opinion if requested by either party. The arbitration shall be conducted in Philadelphia, Pennsylvania.

               (d)  (i)  All deadlines specified in this Section
27 may be extended by mutual agreement of the parties.

                    (ii) The procedures specified in this Section 27 shall be the sole and exclusive procedures for the resolution of disputes covered by this Section 27; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if, in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this
Section 27.

                    (iii)     All applicable statutes of
limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 27 are pending. The parties will take such actions, if any, required to effectuate such tolling.

                    (iv) All negotiations pursuant to this
Section 27 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

               (e) (i) Pending final resolution of any dispute, the parties shall continue to fulfill their respective obligations under this Agreement.

                    (ii) During any dispute concerning the
payment of money due under the Agreement, the amount in controversy shall not be paid unless and until the dispute is resolved in favor of the party claiming entitlement to the disputed payment.


                      SECTION 28.   NOTICES

     28.01 All notices, requests and other communications to any Partner shall be in writing (including bank wire, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth at the heading of this Agreement or such other address or telecopier number as such Partner may specify for the purpose by notice to such Partner. Each such notice, request or other communication shall be effective (a) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the appropriate answer back is received, (b) if given by mail, seventy-two (72) hours after such communication is deposited in the mail with first class postage prepaid, addressed as required, or (c) if given by any other means, when delivered at the address specified in this section.

                  SECTION 29.   CONFIDENTIALITY

     29.01          (a)  Confidential Information consists of:

                    (i)  information identified at the time of
disclosure as confidential, proprietary or secret by the provider or its partners, employees, agents, attorneys or consultants;

                    (ii) information involving the economic
plans, development, construction, permitting, financing, equipment procurement, fuel procurement, power sales, feasibility assessments of, or parties involved with, the Project;

                    (iii)     the terms or proposed terms of any
existing or proposed agreement between or among the Partners; and

                    (iv) analyses, computations, studies,
documents and records, prepared by either party or its employees, agents or representatives which contain or otherwise reflect or are generated from information furnished by the other party, its partners, employees, agents, attorneys or consultants with respect to the Partnership or the Project.

               (b)  Confidential Information shall not include:

                    (i)  information which is in the public
domain at the time of disclosure;

                    (ii) information which becomes publicly known through no wrongful act of the receiver, its Affiliates, attorneys, consultants or other third party;

                    (iii)     information which is or becomes
known to the receiver from a third party without a similar confidentiality obligation to the provider, and without breach of this Agreement;

                    (iv) information which is approved for
release in writing by the provided; or

                    (v)  information which the Partners
unanimously agree should be made public as part of the financing or development or operation of the Project.

     29.02 Confidential Information may be disclosed as required to carry out the purpose of the Partnership; provided, however, that any Confidential Information disclosed, to or obtained by, any Partner with respect to the Project and all other Confidential Information obtained by any Partner shall be held in the strictest confidence by the receiver. The receiver shall not disclose, make public, or disseminate in any way any Confidential Information except as expressly permitted by this Agreement. The receiver shall take the strictest precautions to protect against unauthorized and inadvertent disclosure of Confidential Information and shall not disclose Confidential Information to any party without the prior written consent of the provider.


              SECTION 30.   GENERAL CONTRACT TERMS

     30.01 Further Assurances. Each of the Partners will execute and deliver such further instruments, and do such further acts and things as may be reasonably requested to carry out the intent and purposes of this Agreement.

     30.02 Survival. All payment obligations which shall have arisen under this Agreement shall survive termination of this Agreement. The indemnification obligations of the Partners under this Agreement shall survive termination of this Agreement.

     30.03 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania. Subject to the provisions of
Section 27, for the purposes of any suit, action or proceeding arising out of the Project, this Agreement, or any of the Project Documents, each Partner hereby consents and submits to the exclusive jurisdiction and venue of any of the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania and irrevocably agrees that service of process by certified mail, return receipt requested addressed as provided in Section 28 shall be deemed in every respect effective and valid personal service of process. Each Partner irrevocably waives any objection which it may now or hereafter have to the laying of venue in such courts and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

     30.04 Complete Agreement; Amendments. This Agreement represents the complete agreement and understanding of the parties with respect to the Project and there are no other agreements, oral or written, with respect to the subject matter hereof. With the exception of an amendment pursuant to Section 6.03, this Agreement may not be modified or amended except by written consent of all Partners.

     30.05 Successors in Interest. All provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and permitted assigns of any of the parties to this Agreement.

     30.06 Severability. Each provision of this Agreement shall be considered severable, and if for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

     IN WITNESS WHEREOF, the Partners have executed this Amended and Restated Partnership Agreement as of the date written above.


O'BRIEN (SCHUYLKILL) COGENERATION,      TRIGEN-SCHUYLKILL
INC.                                    COGENERATION, INC.


By: /s/ Sanders Newman                  By: /s/ S.B. Smith

Date March 1, 1996                      Date March 1, 1996


ADWIN (SCHUYLKILL) COGENERATION, INC.


By: /s/ William Brady

Date March 1, 1996

                            Exhibit A

                    Partner Capital Accounts


                   Unreimbursed      Project Equity   Total
                   Development Costs Contribution

  Adwin                   $3,599,666     $10,000,000   $13,599,666
  O'Brien                 $3,473,988     $10,000,000   $13,473,988
  Trigen                         -0-     $10,000,000   $10,000,000

                            Exhibit B

                    List of Project Documents


     Amended and Restated Project Services and Development
Agreement, dated as of September 17, 1993, by and between Grays
Ferry Cogeneration Partnership and Philadelphia United Power
Corporation.

     Amended and Restated Site Lease dated December 17, 1993, between Philadelphia Thermal Energy Corporation and Grays Ferry
Cogeneration Partnership.

     Amended and Restated Steam Venture Agreement dated September
17, 1993, by and among Philadelphia Thermal Energy Corporation,
Philadelphia United Power Corporation, Adwin Equipment Company, and O'Brien Environmental Energy, Inc.

     Agreement Relating to Amended and Restated Steam Venture Agreement and Amended and Restated Project Services and Development Agreement dated September 29, 1995, by and among Trigen-Philadelphia Energy Corporation, Philadelphia United Power Corporation, Adwin Equipment Company, O'Brien Environmental Energy, Inc., and Grays Ferry Cogeneration Partnership.

     Dock Facility Service Agreement dated as of November 11,
1991, by and among Philadelphia Thermal Development Corporation,
Philadelphia Thermal Energy Corporation, and Grays Ferry
Cogeneration Partnership.

     Fuel Management Agreement dated ___, by and between Adwin
(Schuylkill) Cogeneration, Inc. and Grays Ferry Cogeneration
Partnership.

     Construction Management Agreement dated February 20, 1996, by and between NRG Generating Company and Grays Ferry
Cogeneration Partnership.

     Agreement for Engineering, Procurement, and Construction
Services, as amended by Amendments Nos. 1 through 4, between Grays Ferry Cogeneration Partnership and Westinghouse Electric
Corporation, dated as of August 31, 1995.

     Agreement for Purchase of Electric Output (Phases I and II) dated as of July 28, 1992, between Grays Ferry Cogeneration
Partnership and PECO Energy Company.

     Contingent  Capacity Purchase Addendum to the Agreement for
Purchase of Electric Output (Phases I and II) dated as of

September 17, 1993, between Grays Ferry Cogeneration Partnership and PECO Energy Company.

     Letter Agreement dated March 30, 1995, pursuant to which
PECO Energy Company  tendered its Activation Notice under Section
3.3 of the Agreement for Purchase of Electric Output (Phases 1 and 2).

     Amended and Restated Steam Purchase Agreement dated
September 17, 1993, among Grays Ferry Cogeneration Partnership,
Adwin Equipment Company, O'Brien Environmental Energy, Inc. and
Trigen-Philadelphia Energy Corporation.

     Credit Agreement by and between Grays Ferry Cogeneration
Partnership and Westinghouse Electric Corporation dated as of August 31, 1995.

     Credit Agreement dated March 1, 1996, by and between Grays
Ferry Cogeneration Partnership and Chase Manhattan Bank, and its participating Lenders.

     Acquisition Agreement dated March 1, 1996, by and among
Adwin (Schuylkill) Cogeneration, Inc., O'Brien (Schuylkill)
Cogeneration, Inc., and Trigen-Schuylkill Cogeneration, Inc.

     Gas Sales Agreement dated March 1, 1996, by and among Aquila
Energy Marketing Corporation, Utilicorp United, Inc., and Grays
Ferry Cogeneration Partnership.

     Amended and Restated Utility Relocation Agreement for
Engineering and Construction Services dated as of September 27,
1995, by and between Grays Ferry Cogeneration Partnership and
Westinghouse Electric Corporation.

     Gas Service Agreement dated March 1, 1996; by and between
Philadelphia Facilities Management Corporation and Grays Ferry
Cogeneration Partnership.

     Relocation Agreement dated February 28, 1996, by and between
Grays Ferry Cogeneration Partnership and PECO Energy Company.

     Equipment Subcontract Agreement dated as of August 31, 1995, by and between Grays Ferry Services Partnership and Ferry
Services Partnership and Westinghouse Electric Corporation.*

     *  To be terminated pursuant to Termination Agreement dated
March 1, 1996, by and between Grays Ferry Services Partnership and Westinghouse Electric Corporation.

     Agreement for Assignment and Assumption of Option to Purchase Combusion Turbine dated as of August 31, 1995, by and among Westinghouse Electric Corporation, Adwin Equipment Company,
O'Brien (Schuylkill) and Cogeneration, Inc. and O'Brien
Environmental Energy, Inc.**

     Agreement for Use In Commonn of Water Conveyance System dated March 1, 1996, by and between PECO Energy Company, Trigen-
Philadelphia Energy Corporation and Grays Ferry Cogeneration
Partnership.

          Amended and Restated Option to Purchase Capacity
Agreement between Grays Ferry Cogeneration Partnership and Adwin
Equipment Company, dated March 1, 1996.

     Consent with respect to the Project Services Agreement between PUPCO and Grays Ferry Cogeneration Partnership dated
March 1, 1996.

     Consent with respect to the Steam Venture Agreement among PUPCO, TPEC, AEC and O'Brien Environmental Energy dated March 1,
1996.

     Consent with respect to the Steam Purchase Agreement between the Partnership and TPEC dated March 1, 1996.

     Consent with respect to the Dock Facility Agreement among Philadelphia Thermal Development Corporation, TPEC, and the
Partnership dated March 1, 1996.

     Assignment and Assumption Agreement among the Partnership,
O'Brien, and Adwin dated March 1, 1996.

     Escrow Agreement among O'Brien, Adwin, Purchaser and
Ballard, Spahr, Andrews & Ingersoll.

     ** To be terminated pursuant to Termination Agreement dated
February , 1996, by and among Westinghouse Electric Corporation,
Adwin Equipment Company, O'Brien (Schuylkill) Cogeneration, Inc.
and O'Brien Environmental Energy, Inc.

                          Schedule 3.03
              Grays Ferry Congeneration Partnership
                       Current Liabilities


C.C. Pace                       616.73
                                826.62              1,443.35

R. Raufer                     2,163.54
                              4,271.87
                              2,829.74
                              2,500.00             11,765.15

Schnader, Harrison           58,370.00
                              1,318.50
                             57,890.50
                              4,658.09            122,237.09

Dames & Moore                 1,988.75
                              1,462.94
                              1,525.81
                                894.86
                              1,335.05              7,207.41

Dilworth                    177,782.10
                             14,282.00
                              2,536.18
                             65,000.00            259,600.28

Skadden, Arps             1,016,465.00
                            150,000.00
                            600,000.00          1,766,465.00

Chadbourne Park                                   850,000.00

Calpine                       8,255.00
                              2,839.31
                                755.00
                              2,585.84
                              3,840.84
                            250,000.00            268,275.99

Stone & Webster                                    61,493.13

PECO - Raytheon                                     5,238.19

Westinghouse                                       88,000.00

Clark Ladner                                       84,731.98

Sedgewick & James                                   7,000.00

Glass & Associates            4,406.11
                              5,902.23             10,308.34

J. Stewart                                          1,500.00

Total A/P at 2/29/96                            3,545,265.91

                          Schedule 3.03
              Grays Ferry Cogeneration Partnership
                     Contingent Liabilities



WEC            a)  $550,000 due upon termination, per EPC AM #2
               b)  $100,000 due upon termination, per EPC AM #3


Chase          a)  $500,000 Cancellation Payment, per 10/23/95
Commitment Letter


Trigen         a)  $55,176 Legal Reimbursement, per 9/93
negotiations
               b) $300,000 Past Due Development Fees, per 9/93
SNA


Reserve Against Phase Ia) $300,000 Development work and other minor liabilities

              GRAYS FERRY COGENERATION PARTNERSHIP

                    Estimated Project Budget


       $103,000       Base EPC Price
          2,000       Phantom (Subdebt Contingent Rebate)
          5,670       Options
            670       Amendment #2
          1,230       Amendment #3
          1,414       Amendment #4; Underground
            550       Technical Changes in Letter Agreement
          1,434       Time Value for NRG milestones, less umbrella insr
       $116,017       Estimated as of 3/1/96


WESTINGHOUSE EPC BUDGET    $116,100  $110,295
DRAWDOWN SCHEDULE
        Retainage = 5%                  5,805
PECO INTERCONNECT                       3,800
PECO 11/10 Letter


OWNER'S COSTS
FUEL OIL LINE CONSTR                 $  1,200
NGR CONSTR MGMT COSTS                     964
    + MGP COSTS
CLOSING LEGAL COSTS                     2,200
CLOSING & POST CLOSING G & A              525
CIBC Consultants                          850
TETCO Res Charge                          378
$.07 X 15000 X 390  DAYS - Worst


PROJECT CONTINGENCY                    10,000
START UP COST                           2,000
GFCP Liability Contingency                300

LENDER FEES:
   Up - Front fee (Arrangement & Advisory)1.75%   $  2,978
   Cost Reimbursement                   1,250
   Commitment Fee             0.38%       249
   Agency Fee                             150
   LOC Comm Fee                            63

WEC Up - Front Fee (Sub Debt)            $515
ACQUILA Up Front Fee                      500
Calpine Financial Advisory                250

PUPCO FEES:
   Up - front Fee and Pipeline Reimbursement   $860
   Pre-Occupational Development Fees            900
   Mobilization Fees                            200

DEBT SERVICE RESERVE FUND                      $  0

O&M SPARE PARTS INVENTORY              $2,500
                              6.10%
                                      148,731
                              1.10%
                              7.20%     8,772
                                     $157,503